Exhibit 99.2

Contango ORE Announces Year End Results

HOUSTON--(BUSINESS WIRE)--September 13, 2023--Contango ORE, Inc. (“Contango” or the “Company”) (NYSE American: CTGO) announced today it filed its Form 10-K for the year ended June 30, 2023 with the Securities and Exchange Commission.

The Company reported a net loss of $39.7 million or a loss of $5.61 per basic and diluted share for the year ended June 30, 2023 compared to a net loss of $23.5 million or a loss of $3.49 per basic and diluted share for the prior year. The primary reason for the increase in net loss in 2023 is due to an increase in pre-production costs for development and construction at the Company’s 30% interest in the Manh Choh mine, which is being operated by Kinross Gold Corporation (‘Kinross”).

During the year ended June 30, 2023, the Company completed the following:

  Entered into a Credit and Guaranty Agreement with ING Capital LLC and Macquarie Bank Limited for a senior secured loan facility of up to $70 million, of which $65 million is committed and subject to certain conditions, to fund its portion of the pre-production construction and working capital/operating expenditures for the Manh Choh mine in Alaska ("Manh Choh"), which is owned and operated by Peak Gold, LLC (the “Peak Gold JV”);
  The Company contributed $21.1 million to the Peak Gold JV for expenditures at the Manh Choh mine. The Manh Choh mine celebrated the commencement of mining operations with a ground-breaking ceremony on August 29, 2023. Construction to date remains on schedule and on budget with production anticipated by the second half of 2024;
  The Company completed an exploration program at the Lucky Shot project, drilling 29 exploration holes on the property, with all 29 holes intersecting the Lucky Shot vein structure. Subsequent to year end, in August 2023, the Company commenced on a surface drilling program on the Coleman segment of the Lucky Shot vein;
  The Company completed an SK-1300 Technical Report Summary for the Manh Choh project and issued an initial S-K 1300 Resource Technical Report Summary for the Lucky Shot project;
  The Company raised net proceeds of $18 million from the issuance of shares and the exercise of warrants; and
  Subsequent to year end, on July 26, 2023, the Company closed an underwritten public offering for gross proceeds of $30.4 million.

ABOUT CONTANGO

Contango is a NYSE American listed company that engages in exploration for gold and associated minerals in Alaska. Contango holds a 30% interest in the Peak Gold JV, which leases approximately 675,000 acres of land for exploration and development on the Manh Choh project, with the remaining 70% owned by an indirect subsidiary of Kinross, operator of the Peak Gold JV. The Company also has a lease on the Lucky Shot project from the underlying owner, Alaska Hardrock Inc. and through its subsidiary has 100% ownership of approximately 8,600 acres of peripheral State of Alaska mining claims. Contango also owns a 100% interest in an additional approximately 145,000 acres of State of Alaska mining claims through its wholly owned subsidiary, which gives Contango the exclusive right to explore and develop minerals on these lands. Additional information can be found on our web page at www.contangoore.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements regarding Contango that are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995, based on Contango’s current expectations and includes statements regarding future results of operations, quality and nature of the asset base, the assumptions upon which estimates are based and other expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance (often, but not always, using words such as “expects”, “projects”, “anticipates”, “plans”, “estimates”, “potential”, “possible”, “probable”, or “intends”, or stating that certain actions, events or results “may”, “will”, “should”, or “could” be taken, occur or be achieved). Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those, reflected in the statements. These risks include, but are not limited to: the risks of the exploration and the mining industry (for example, operational risks in exploring for, developing mineral reserves; risks and uncertainties involving geology; the speculative nature of the mining industry; the uncertainty of estimates and projections relating to future production, costs and expenses; the volatility of natural resources prices, including prices of gold and associated minerals; the existence and extent of commercially exploitable minerals in properties acquired by Contango or the Peak Gold JV; ability to realize the anticipated benefits of the Peak Gold JV; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; the interpretation of exploration results and the estimation of mineral resources; the loss of key employees or consultants; health, safety and environmental risks and risks related to weather and other natural disasters); uncertainties as to the availability and cost of financing; Contango’s inability to retain or maintain its relative ownership interest in the Peak Gold JV; inability to realize expected value from acquisitions; inability of our management team to execute its plans to meet its goals; the extent of disruptions caused by an outbreak of disease, such as the COVID-19 pandemic; and the possibility that government policies may change, political developments may occur or governmental approvals may be delayed or withheld, including as a result of presidential and congressional elections in the U.S. or the inability to obtain mining permits. Additional information on these and other factors which could affect Contango’s exploration program or financial results are included in Contango’s other reports on file with the U.S. Securities and Exchange Commission. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Contango does not assume any obligation to update forward-looking statements should circumstances or management’s estimates or opinions change.

Contacts

Contango ORE, Inc.
Rick Van Nieuwenhuyse
(713) 877-1311
www.contangoore.com